AZZ Year-End 2008 Financial Results	Exhibit 99.7
April 4, 2008
Page 1

AZZ incorporated Reports Results for the Fourth

Quarter and Fiscal-Year 2008

For the twelve months – Revenues Increase 23%, Net Income up 28%, Earnings

Per Share Increased 24% and Backlog is up 12%

Contact:	Dana Perry, Senior Vice President – Finance and CFO
AZZ incorporated 817-810-0095
Internet: www.azz.com

Lytham Partners 602-889-9700
Joe Dorame or Robert Blum
Internet: www.lythampartners.com

April 4, 2008 – FORT WORTH, TX—AZZ incorporated (NYSE:AZZ), a manufacturer of electrical products and a provider of galvanizing services today announced unaudited financial results for the three and twelve-month periods ended February 29, 2008. Revenues for the fourth quarter were $76.6 million, compared to $79.6 million, a decrease of 4 percent from the comparable period last year. Net income rose 5 percent to $7.3 million, or $0.60 per diluted share, compared to net income of $7.0 million, or $0.58 per diluted share, in last year’s fiscal fourth quarter. Earnings per share numbers reflect the effect of the two-for-one stock split in the form of a 100 percent share dividend declared on April 5, 2007.

Backlog at the end of the fourth quarter was $134.9 million, compared to $147.1 million at the end of the previous quarter and $120.7 million for the fourth quarter of last year. Incoming orders for the fourth quarter totaled $64.4 million while shipments for the quarter totaled $76.6 million, resulting in a book to ship ratio of 84 percent for the quarter.

For the fiscal year revenues increased 23 percent to $320.2 million, compared to $260.3 million for the prior year. Net income for the year was up 28 percent to $27.7 million, or $2.26 per diluted share, compared to $21.6 million, or $1.82 per diluted share for the comparable twelve-month period last year. Earnings per share numbers reflect the effect of the two-for-one stock split in the form of a 100 percent share dividend declared on April 5, 2007. Incoming orders for the twelve-month period were $334.4 million, while fiscal year revenues totaled $320.2 million, resulting in a book to ship ratio of 104 percent.

Revenues for the Electrical and Industrial Products Segment were $41.7 million for the fourth quarter, compared to $46.4 million in the previous year’s fourth quarter, a decrease of 10 percent. Operating income for this segment decreased 2 percent to $6.8 million, compared to $6.9 million in the fourth quarter of last year. Operating income margins for the fourth quarter of 16 percent compare favorably to the 15 percent in the prior year. For the fiscal year ended February 29, 2008, revenues increased 19 percent to $179.2 million and operating income rose 37 percent to $29.1 million, which compared favorably to the $150.3 million and $21.3 million, respectively, in the prior fiscal year. Operating income margins for the fiscal year improved to 16 percent from the 14 percent in the prior fiscal year.

AZZ Year-End 2008 Financial Results	Exhibit 99.7
April 4, 2008

David H. Dingus, president and chief executive officer, commented, “The fourth quarter results for this segment were as anticipated based upon our quotation and customer shipments request and as included in our fiscal year guidance issued at the end of the third quarter. Quotations activity and project opportunities continue at a robust pace, however, the timing of release of these orders, particularly large international orders has been slower than desired and has had an adverse impact on our backlog. Similar to the quarterly variances we have seen over the past two years, we again believe it is a timing issue rather than a market correction. We remain optimistic that we will see backlog recovery in the first six month of our new fiscal year. The execution of our backlog continued to strengthen and operating margin for the fiscal year finished 2 percent points ahead of last year. Our challenge is to continue to succeed in our efforts to expand our served markets and product offerings, while maintaining our strong operating performance and management of volatile raw material pricing.”

Revenues for the Company’s Galvanizing Service Segment were $34.9 million for the fourth quarter, compared to $33.2 million in the previous year’s comparable quarter, an increase of 5 percent. Operating income was up 7 percent to $8.9 million in the fourth quarter as compared to $8.3 million in the same quarter last year. Operating income margins for the fourth quarter were 26 percent versus 25 percent in same period last year. For the fiscal year, revenues increased 28 percent to $141.0 million, and operating income rose 10 percent to $35.1 million compared to $110.1 million and $31.9 million, respectively, for the prior fiscal year. Operating margins were 25 percent for the fiscal year compared to 29 percent in the prior fiscal year.

Mr. Dingus continued, “Strong market demand for galvanizing services continued and tons processed increased 18 percent for the fiscal year. Pricing levels for the fourth quarter were approximately the same as in the third quarter and margins for the fourth quarter were a robust 26 percent. Business demand remains strong across our markets. The effective execution of our business strategies, capitalizing on our market opportunities, and meeting or exceeding our margin projections has very positively contributed to our Fiscal 2008 success and we anticipate that we will be able to continue this in the new fiscal year.”

On April 1, 2008, the company announced the signing of an asset purchase agreement with AAA Industries, Inc., a privately held company, to acquire substantially all of the assets related to AAA’s galvanizing operations. We are pleased that we have been able to complete this acquisition and believe that it will continue to strengthen our national market leadership position and make a positive financial contribution in our first year of ownership. This strategic acquisition enhances the company’s growth and expansion opportunities and compliments the Witt acquisition which was completed in November 2006. Annualized revenues for AAA Galvanizing are expected to exceed $50 million and should be accretive to earnings per share in the first year of operation.

In conjunction with the acquisition, the Company also completed a Private Placement of 10 Year 6.24 percent unsecured Senior Notes in the amount of $100 million on March 31, 2008, the details of which have been provided in the company’s SEC filing. The purchase price of AAA Galvanizing of approximately $85 million was funded from this financial source. As of February 29, 2008 the company had no outstanding funded indebtedness under its revolving line of credit.

AZZ Year-End 2008 Financial Results	Exhibit 99.7
April 4, 2008

Mr. Dingus concluded, “On January 18, 2008, the company issued projections for Fiscal 2009 that revenues would be in the range of $320 to $330 million and that fully diluted earnings per share would be in the range of $2.20 to $2.30. Based upon the evaluation of information currently available to management, prior to the inclusion of the recent acquisition of AAA Galvanizing, our projections remain unchanged. Accounting for the favorable eleven month impact of this acquisition, we are pleased to project that our revenues for Fiscal 2009 will be within the record setting range of $365 million to $380 million and that fully diluted earnings per share will be within the record setting range of $2.28 to $2.42. We continue to build upon the success we have been able to achieve, and continually strive to enhance the performance of the Company. Our estimates assume that we will not have any significant delays in the delivery or timing in the receipt of orders of our electrical and industrial products, and that the cost of zinc will not significantly change from the current levels of $1.00 to $1.10 during the fiscal year.”

AZZ incorporated will conduct a conference call to discuss financial results for the fourth quarter and fiscal 2008, the recent acquisition of AAA Galvanizing and the outlook for fiscal year 2009 at 11:00 A.M. Eastern on Friday April 4, 2008. Interested parties can access the call at (877) 356-5706 or (706) 643-0580 (international). The call will be web cast via the Internet at www.azz.com/AZZinvest.htm. A replay of the call will be available for three days at (800) 642-1687, or (706) 645-9291 (international) confirmation #40926295, or for 30 days at www.azz.com/AZZinvest.htm.

AZZ incorporated is a specialty electrical equipment manufacturer serving the global markets of industrial, power generation, transmission and distribution, as well as a leading provider of hot dip galvanizing services to the steel fabrication market nationwide.

Except for the statements of historical fact, this release may contain forward-looking statements that involve risks and uncertainties some of which are detailed from time to time in documents filed by the Company with the SEC. Those risks and uncertainties include, but are not limited to: changes in customer demand and response to products and services offered by the company, including demand by the electrical power generation markets, electrical transmission and distribution markets, the industrial markets, and the hot dip galvanizing markets; prices and raw material costs, including zinc and natural gas which are used in the hot dip galvanizing process; changes in the economic conditions of the various markets the Company serves, foreign and domestic, customer requested delays of shipments, acquisition opportunities, adequacy of financing, and availability of experienced management employees to implement the Company’s growth strategy. The Company can give no assurance that such forward-looking statements will prove to be correct. We undertake no obligation to affirm, publicly update or revise any forward-looking statements, whether as a result of information, future events or otherwise.

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Condensed financial tables on attached page

AZZ Year-End 2008 Financial Results	Exhibit 99.7
April 4, 2008

AZZ incorporated

Condensed Consolidated Statement of Income

(in thousands except per share amounts)

	Three Months Ended		Twelve Months Ended
	February 29, 2008 (unaudited)	February 28, 2007 (unaudited)	February 29, 2008 (unaudited)	February 28, 2007 (unaudited)
Net sales	$76,617	$79,647	$320,193	$260,344
Costs and Expenses:
Cost of Sales	56,708	60,606	239,651	193,411
Selling, General and Administrative	8,444	7,409	36,261	31,949
Interest Expense	233	487	1,495	1,495
Net (Gain) Loss on Sales or Insurance Settlement of Property, Plant and Equipment	84	90	32	(586)
Other (Income)	(305)	(151)	(1,079)	(525)
Other Expense

	$65,165	$68,441	$276,360	$225,744

Income before income taxes and accounting change	$11,452	$11,206	$43,833	$34,600
Income Tax Expense	4,124	4,252	16,145	12,910

Income Before Cumulative Effect of Changes in Accounting Principles	7,328	6,954	27,688	21,690
Cumulative Effect of Changes in Accounting Principles (Net of Tax)	—	—	—	85

Net income	$7,328	$6,954	$27,688	$21,605

Net income per share
Basic	$.60	$.60	$2.30	$1.86
Diluted	$.60	$.58	$2.26	$1.82
Diluted Average Shares Outstanding	12,313	11,980	12,227	11,839

Segment Reporting

(in thousands)

	Three Months Ended		Twelve Months Ended
	February 29, 2008 (unaudited)	February 28, 2007 (unaudited)	February 29, 2008 (unaudited)	February 28, 2007 (unaudited)
Net Sales:
Electrical and Industrial Products	$41,703	$46,425	$179,181	$150,250
Galvanizing Services	34,914	33,222	141,012	110,094

	$76,617	$79,647	$320,193	$260,344

Segment Operating Income (a):
Electrical and Industrial Products	$6,840	$6,946	$29,158	$21,301
Galvanizing Services	8,909	8,295	35,087	31,945

Total Segment Operating Income	$15,749	$15,241	$64,245	$53,246

AZZ Year-End 2008 Financial Results	Exhibit 99.7
April 4, 2008

Condensed Consolidated Balance Sheet

(in thousands)

	February 29, 2008 (unaudited)	February 28, 2007 (unaudited)
Assets:
Current assets	$102,995	$111,968
Net property, plant and equipment	48,285	$46,628
Other assets, net	42,039	$42,312

Total assets	$193,319	$200,908

Liabilities and shareholders’ equity:
Current liabilities	$42,696	$49,715
Long term debt due after one year	—	$35,200
Other liabilities	4,467	$4,845
Shareholders’ equity	$146,156	$111,148

Total liabilities and shareholders’ equity	$193,319	$200,908

Condensed Consolidated Statement of Cash Flows

(in thousands)

	Twelve Months Ended
	February 29, 2008 (unaudited)	February 28, 2007 (unaudited)
Net cash provided by (used in) operating activities	$38,926	$6,927
Net cash provided by (used in) investing activities	$(9,706)	$(23,335)
Net cash provided by (used in) financing activities	$(28,696)	$16,852

Net increase (decrease) in cash and cash equivalents	$524	$444
Cash and cash equivalents at beginning of period	$1,703	$1,259

Cash and cash equivalents at end of period	$2,227	$1,703

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